EX-Filing Fees

Exhibit s

Calculation of Filing Fee Tables

Form N-2

(Form Type)

YieldStreet Prism Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward (3)
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, $0.001 par value per share(1)	Rule 415(a)(6)	85,089,748	-	$850,897,480	-	-	N-2	333- 228959	February 5, 2020	$121,200
Total Offering Amounts						$850,897,480		-
Total Fees Previously Paid								$121,200
Total Fee Offsets
Net Fee Due								$0

(1)	The Registrant hereby offers up to a maximum amount of 85,089,748 shares of Common Stock.

(2)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

(3)	Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries over 85,089,748 shares of common stock that have been previously registered but remain unsold, with respect to which the registrant paid filing fees of $121,200. The filing fee previously paid with respect to the shares being carried forward to this Registration Statement reduces the amount of fees currently due to $0.00.